Exhibit 10.21

THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT, dated as of May     , 2009 (this “Amendment”), to the Loan and Security Agreement referred to below by and between FVA VENTURES, INC., a California corporation (“Borrower”), VISALUS HOLDINGS, LLC, a Delaware limited liability company (“Holdings” and, together with Borrower, collectively, the “Credit Parties”), and BLYTH VSH ACQUISITION CORPORATION, a Delaware corporation (“Lender”).

W I T N E S S E T H:

WHEREAS, the Credit Parties and Lender entered into that certain Loan and Security Agreement, dated as of July 30, 2008, as amended by that certain (i) First Amendment to Loan and Security Agreement, dated as of October 21, 2008, (ii) Second Amendment to Loan and Security Agreement dated as of January 1, 2009 and (iii) Letter Agreement dated as of March 26, 2009 (as further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”); and

WHEREAS, the Credit Parties and Lender have agreed to amend certain provisions of the Loan Agreement, in the manner, and on the terms and conditions, provided for herein.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Credit Parties and Lender hereby agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement or Schedule A thereto.

2. Schedule A. Schedule A to the Loan Agreement is hereby amended as follows: by adding the following definitions in appropriate alphabetical order:

“Covenant Compliance Date” means the first date on which the Borrower is in compliance (without giving effect to the first paragraph of the Waiver Letter) with the financial covenants set forth on Schedule D.

“Subordinated Debt” means Indebtedness of the Credit Parties to the Subordinated Lenders, which Indebtedness has been subordinated to the Obligations pursuant to the terms of the Subordination Agreement.

“Subordinated Lenders” has the meaning assigned to it in Section 5(j)(iv).

“Subordination Agreement” has the meaning assigned to it in Section 5(j)(iv).

“Waiver Letter” means that certain Letter Agreement dated as of March 26, 2009 by and between Borrower and Lender.

3. Interest Rate Amendment: Section 1.5 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.5 Interest. (a) Borrower shall pay interest to Lender as follows: (i) on the aggregate outstanding Revolving Credit Advances (except as provided for in clause (ii) below), at a rate per annum equal to the sum of (A) the Quarter LIBOR Rate, (B) the Applicable Margin, each as in effect on each day of the applicable calendar quarter and (C) until the Covenant Compliance

Date, 2% (the “Revolving Credit Rate”) and (ii) on any portion of the aggregate outstanding Revolving Credit Advances in excess of $2,115,342.00 (the “Excess Amount”), at a rate per annum equal to 10% (the “Excess Amount Rate”) until (x) the first day (the “Rate Reduction Day”) on which the aggregate outstanding Revolving Credit Advances hereunder do not exceed $2,115,342.00 and (y) all Subordinated Indebtedness has (together with the interest thereon) been paid in full in a manner permitted by the Subordination Agreement. After the Rate Reduction Day, all Revolving Credit Advances, including any Excess Amount, if any, shall bear interest as provided for in clause (i) above.

All computations of interest shall be made by Lender on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest is payable. Each determination by Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error. In no event will Lender charge interest at a rate that exceeds the highest rate of interest permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.

(b) Except as otherwise provided in clause 1.5(a)(ii) above, if for any reason, the LIBOR rate is not available, the parties hereto agree to use their best efforts to determine an interest rate to be charged hereunder which is comparable to the interest rate charged hereunder prior to such LIBOR rate becoming unavailable.

(c) Interest shall be payable on the outstanding Revolving Credit Advances (including the Excess Amount, if applicable) (i) in arrears for the preceding calendar quarter on the last day of each calendar quarter, (ii) on the Commitment Termination Date, and (iii) if any interest accrues or remains payable after the Commitment Termination Date, upon demand by Lender.

(d) Effective upon the occurrence of any Event of Default and for so long as any Event of Default shall be continuing, the Revolving Credit Rate and the Excess Amount Rate, as applicable, shall automatically be increased by two percentage points (2%) per annum (such increased rate, the “Default Rate”), and all outstanding Obligations shall continue to accrue interest from the date of such Event of Default at the Default Rate applicable to such Obligations; provided, that prior to the Covenant Compliance Date the Revolving Credit Rate shall not be increased to the Default Rate.

(e) If any interest or any other payment to Lender under this Agreement becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension.

4. Indebtedness Amendment: Section 5(b) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(b) cancel any debt owing to it, other than in the ordinary course of business and consistent with past practice, or create, incur, assume or permit to exist any Indebtedness, except: (i) the Obligations, (ii) Indebtedness existing as of the Closing Date set forth in Disclosure Schedule 5(b), (iii) deferred taxes, (iv) by endorsement of Instruments or items of payment for deposit to the general account of such Credit Party, (v) for Guaranteed Indebtedness incurred for the benefit of Borrower if the primary obligation is permitted by this Agreement (provided, if applicable, that such Guaranteed Indebtedness is subordinated in right of payment to the Obligations hereunder in the same manner as such primary obligation is so subordinated), (vi) additional Indebtedness (including Purchase Money Indebtedness) incurred after the Closing Date in an aggregate outstanding amount for all such Credit Parties combined not exceeding $100,000, (vii) Indebtedness of a Credit Parly owing to another Credit Party, (viii) Indebtedness incurred in the ordinary course of business and consistent with past practice, under any credit card (including American Express) not to exceed $450,000 at any time outstanding, (ix) Indebtedness incurred in the ordinary course of business and consistent with past practice, in connection with any agreement between any Credit Party and any of its suppliers and distributors not to exceed $250,000 at any time outstanding and (x) the Subordinated Debt in an amount not to exceed $1,550,000 unless otherwise agreed to by Lender; provided, that any Subordinated Debt not outstanding on May     , 2009 shall be evidenced by documentation satisfactory to Lender;”

5. Affiliate Transactions Amendment: Section 5(c) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(c) except for the incurrence of the Subordinated Debt and as otherwise contemplated by the Purchase Agreement, enter into any lending, borrowing or other commercial transaction with any of its employees, directors, Affiliates or any other Credit Party on terms less advantageous to such Credit Party than could be obtained on an arm’s length basis other than (i) loans or advances to employees in the ordinary course of business in an aggregate outstanding amount not exceeding $100,000 and (ii) intercompany advances or loans between Credit Parties and between a Credit Party and PathConnect;”

6. Restricted Payment Amendment: Section 5(j) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(j) make or permit any Restricted Payment other than (i) distributions by Borrower to Holdings to permit Holdings to pay franchise taxes; (ii) other distributions by Borrower to Holdings or by Holdings to its members contemplated by the Purchase Agreement, and other payments in connection with the maintenance of its existence or other legal, tax or accounting matters and to enable Holdings or its members to pay their taxes; (iii) Restricted Payments by a Subsidiary of the Borrower to the Borrower and (iv) Restricted Payments expressly permitted by the terms of that certain Subordination Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “Subordination Agreement) dated as of May     , 2009 by and among Mr. Ryan Blair, Mr. Nick Sarnicola, Mr. Blake Mallen, Ropart Asset Management Fund, LLC, Ropart Asset Management Fund II, LLC (collectively, the “Subordinated Lenders”), the Credit Parties and Lender and pursuant to which the Subordinated Lenders subordinate the payment of the principal of, and the interest on, the Borrower’s Indebtedness to the Subordinated Lenders in accordance with the terms thereof; and”

7. Remedies. This Amendment shall constitute a Loan Document.

8. Representations and Warranties. To induce Lender to enter into this Amendment, the Credit Parties make the following representations and warranties to Lender:

(a)	The execution, delivery and performance of this Amendment and the performance of the Loan Agreement as amended by this Amendment (the “Amended Loan Agreement”), by the Credit Parties: (i) are within the Credit Parties’ organizational power; (ii) have been duly authorized by all necessary or proper organizational, member and shareholder action; (iii) do not violate any Requirement of Law or Contractual Obligation of any Credit Party; (iv) do not result in the creation or imposition of any Lien upon any of the Collateral other than those in favor of Lender pursuant to the Loan Documents; and (v) do not require the consent or approval of any Governmental Authority or any other Person.

(b)	This Amendment has been duly executed and delivered by or on behalf of Borrower and Holdings.

(c)	Each of this Amendment and the Amended Loan Agreement constitutes a legal, valid and binding obligation of the Credit Parties, enforceable against the Credit Parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(d)	No Default or Event of Default has occurred and is continuing after giving effect to this Amendment.

(e)	No action, claim or proceeding is now pending or, to the knowledge of the Credit Parties, threatened against any Credit Party, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which (i) challenges any Credit Party’s right, power, or competence to enter into this Amendment or perform any of its obligations under this Amendment, the Amended Loan Agreement or any other Loan Document, or the validity or enforceability of this Amendment, the Amended Loan Agreement or any other Loan Document or any action taken under this Amendment, the Amended Loan Agreement or any other Loan Document or (ii) if determined adversely, is reasonably likely to have or result in a Material Adverse Effect. To the knowledge of the Credit Parties, there does not exist a state of facts which is reasonably likely to give rise to such proceedings.

(f)	After giving effect to this Amendment, the representations and warranties of the Credit Parties contained in the Amended Loan Agreement and each other Loan Document are true and correct in all material respects on and as of the Third Amendment Effective Date with the same effect as if such representations and warranties had been made on and as of such date, except that (i) any such representation or warranty which is expressly made only as of a specified date need be true only as of such date and (ii) any such representation or warranty (including the representations and warranties referred to in clause (i)) which is already qualified by materiality must be true and correct in all respects.

9. No Other Amendments. Except as expressly provided herein, the Loan Agreement and the other Loan Documents shall be unmodified and shall continue to be in full force and effect in accordance with their terms. In addition, except as expressly provided herein, this Amendment shall not be deemed a waiver of any term or condition of any Loan Document and shall not be deemed to prejudice any right or rights which Lender may now have or may have in the future under or in connection with any Loan Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

10. Expenses. Borrower hereby reconfirms its obligation pursuant to Section 9.2 of the Loan Agreement to pay and reimburse Lender for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.

11. Affirmation of Existing Loan Documents. After giving effect to this Amendment, each Credit Party (a) confirms and agrees that its obligations under each of the Loan Documents to which it is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the date hereof, and (b) confirms and agrees that the Liens granted pursuant to the Loan Documents to which it is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the date hereof.

12. Effectiveness. This Amendment shall become effective as of the date first written above only upon satisfaction in full in the judgment of Lender of each of the following conditions (the “Third Amendment Effective Date”):

(a)	Amendment. Lender shall have received a copy of this amendment duly executed and delivered by Lender and the Credit Parties, with two (2) originals of such party to follow promptly thereafter.

(b)	Representations and Warranties. The representations and warranties of the Credit Parties in this Amendment shall be true and correct in all material respects on and as of the Third Amendment Effective Date except that (i) any such representation or warranty which is expressly made only as of a specified date need be true only as of such date and (ii) any such representation or warranty (including the representations and warranties referred to in clause (i)) which is already qualified by materiality must be true and correct in all respects.

(c)	Payment of Expenses. To the extent invoiced, the Borrower shall have paid Lender all costs, fees and expenses owing in connection with this Amendment and the other Loan Documents and due to Lender (including, without limitation, reasonable legal fees and expenses).

13. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD FOR ITS CHOICE OF LAW RULES REQUIRING THE APPLICATION OF LAWS OF JURISDICTIONS OTHER THAN THE STATE OF NEW YORK.

14. Counterparts. This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

FVA VENTURES, INC., as Borrower

By:	/s/ John Tolmie
	Name:	John Tolmie
	Title:	Secretary and Vice President – Finance and Administration

VISALUS HOLDINGS, LLC, as a Guarantor

By:	/s/ John Tolmie
Name: John Tolmie
Title: Secretary and Vice President – Finance and Administration

BLYTH VSH ACQUISITION CORPORATION, as Lender

By:	/s/ Michael Novins
Name: Michael Novins
Title: Vice President and General Counsel